Exhibit 10.5

ANAPHARM, INC.

2050, boul Rene-Levesque Ouest

Sainte-Foy (Quebec)

Canada G1V 2K8

May 19, 2005

Dr. Marc LeBel

2050, boul Rene-Levesque Ouest

Sainte-Foy (Quebec)

Canada G1V 2K8

Dear Dr. LeBel:

This letter agreement amends that certain employment agreement between you and Anapharm Inc. (the “Company”) dated March 18, 2002 (the “Employment Agreement”).

1.  Effective April 1, 2005, your annual salary set forth in Section 5(a) of the Employment Agreement shall be increased to CND $ 433,329 (which corresponds to $350,000 US dollars calculated as of May 9, 2005) paid in accordance with the Company’s usual payroll practices.

2.  During the term of his employment, you shall be eligible to receive a Long-Term Incentive Award for each 12-month period beginning April 1, 2005 based upon three-year performance goals set  by the Compensation Committee.

3.  Effective immediately, Section 6(e) of the Employment Agreement is replaced with the following:

(e)

Perquisites.  The Company shall pay or reimburse the Employee for up to $19,500 of expenses in any calendar year (or fiscal year if the Company’s parent elects to adopt a fiscal year for financial reporting purposes) related to perquisites or personal benefits not generally made available to all middle level employees provided that the Employee properly provides a written accounting of such expenses to the Company.  Expenses eligible for such payment or reimbursement include, but are not limited to the following:  automobile expenses, personal life and disability insurance premiums, unreimbursed medical expenses, travel costs of family members accompanying the Employee on business trips, and other expenses not generally available to middle level executives.  In addition, the Company shall pay the Employee an amount up to 35% of the cost of these perquisites up to the above maximum in order to reimburse the Employee for Canadian federal income taxes which may be incurred from these personal benefits.

Dr. Marc LeBel

May 19, 2005

3.

The Company shall pay you a one-time retention bonus in the amount of $100,000.  The retention bonus will be paid upon execution of this Agreement, but shall vest quarterly over the 12 month period beginning April 1, 2005 and ending March 31, 2006.  If you cease to be employed by the Company for any reason during the 12 month period, any unvested portion of the signing bonus shall be forfeited and immediately repaid to the Company.  For example, if you cease to be employed by the Company before September 30, 2005, you shall repay $75,000 of the signing bonus to the Company.

We each acknowledge that in all other respects, the terms and conditions of the Employment Agreement remain in full force and effect.  Please indicate your agreement with the foregoing by signing below.

Sincerely,

Anapharm Inc.

By: _____________________

      David Natan

      Vice President

Acknowledged and agreed this

_____ day of May, 2005

______________________

Marc LeBel